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                                                                       Exhibit 5

                                 August __, 2001


Lease Investment Flight Trust
c/o Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, DE  19890

Ladies and Gentlemen:

         We have acted as special Delaware counsel to Lease Investment Flight Trust (the "Company"), a Delaware business trust, in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering the issuance of up to $1,369,000,000 aggregate principal amount of the Company's Class A-1 Floating Rate Asset Backed Notes, Series 2001-1, Class A-2 Floating Rate Asset Backed Notes, Series 2001-1, Class A-3 Floating Rate Asset Backed Notes, Series 2001-1, Class B-1 Floating Rate Asset Backed Notes, Series 2001-1, Class B-2 Fixed Rate Asset Backed Notes, Series 2001-1, Class C-1 Floating Rate Asset Backed Notes, Series 2001-1 and Class C-2 Fixed Rate Asset Backed Notes, Series 2001-1 (the "Exchange Notes") under the Securities Act of 1933, as amended (the "1933 Act"). The Exchange Notes are to be issued in exchange for an equal aggregate principal amount of the Company's Class A-1 Floating Rate Asset Backed Notes, Series 2001-1, Class A-2 Floating Rate Asset Backed Notes, Series 2001-1, Class A-3 Floating Rate Asset Backed Notes, Series 2001-1, Class B-1 Floating Rate Asset Backed Notes, Series 2001-1, Class B-2 Fixed Rate Asset Backed Notes, Series 2001-1, Class C-1 Floating Rate Asset Backed Notes, Series 2001-1 and Class C-2 Fixed Rate Asset Backed Notes, Series 2001-1 (the "Restricted Notes") pursuant to the Registration Rights Agreement, dated as of June 26, 2001, by and between the Company and Credit Suisse Boston Corporation, Lehman Brothers Inc. and Salomon Smith Barney Inc., filed as
Exhibit 4.4 to the Registration Statement. The Exchange Notes are to be issued pursuant to the terms of the Indenture, dated as of June 26, 2001, among the Company, Phoenix American Financial Services, Inc., in its capacity as Administrative Agent, LIFT Trust-Sub 1 and Bankers Trust Company, as trustee (the "Trustee"), filed as Exhibit 4.1 to the Registration Statement (the "Indenture"). The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

         In giving this opinion, we have examined, among other things, executed copies of the following documents (collectively, the "Documents"):
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Lease Investment Flight Trust
August __, 2001
Page 2


         A.       the Indenture governed by the laws of the State of New York;

         B. the resolutions adopted in writing by the Controlling Trustees of the Company dated as of June 26, 2001; and

         C. Trust Agreement, dated as of June 12, 2001, between Automatic LIFT I, LP, and Wilmington Trust Company, as Owner Trustee, as amended and restated by the Amended and Restated Trust Agreement, dated as of June 26, 2001 (as amended and restated, the "Trust Agreement").

         We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and such corporate documents and other records, documents and certificates as we have considered relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any question of fact material to the opinions expressed herein, we have relied upon the representations and warranties of the parties to, and as contained in, the Documents. In this regard, we have assumed the due authorization, execution and delivery of the Documents by all parties thereto (other than the Company) and that all parties to the Documents (other than the Company) have all requisite legal right, power and authority to enter into and perform their obligations under the Documents and to consummate the transactions contemplated thereby.

         For the purpose of this opinion, we have further assumed:

         (a) the genuineness of all the signatures on all the Documents and the completeness, and the conformity to original Documents, of all copies submitted to us; and

         (b) due compliance with all matters of form, validity and enforceability of the Documents under the laws by which Documents are expressed to be governed.

         Based upon and subject to the foregoing, we are of the opinion that \[\(a) the Company has been duly formed and is validly existing in good standing as a business trust under the Delaware Business Trust Act 12 DEL. C. ss. 3801, ET SEQ. (the "Act"), (b) the Company has the power and authority under the Trust Agreement and the Act to issue, execute, deliver and perform its obligations under the Indenture and the Exchange Notes and (c) \]\ the Exchange Notes have been duly authorized, and when executed, authenticated and delivered by the Company in accordance with the resolutions authorizing the Exchange Notes and the Indenture, will have been duly executed, authenticated and delivered by the Company.

         This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including Federal laws and rules and regulations relating thereto.
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Lease Investment Flight Trust
August __, 2001
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus which is included in the Registration Statement. We further consent to the incorporation of this opinion by reference into any subsequent registration statement filed by the Company pursuant to Rule 462(b) under the Act relating to the offering covered by the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.


                                      Very truly yours,

                                      /s/ Morris, James, Hitchens & Williams LLP